FOR IMMEDIATE RELEASE

Micronetics Reports Q1 FY2005 Results; Sales rise 11.7%

Hudson, NH--(BUSINESS WIRE)--August 9, 2004--Micronetics, Inc. (Nasdaq/NOIZ) announced financial results for its first quarter of its fiscal year ending March 31, 2005 (FY2005). For Q1 of
FY2005, the Company had net sales of   $ 3,379,331  compared
to net sales of $ $3,025,895 for Q1 FY2004, an increase of $353,436 or 11.7%. For Q1 of FY2005, the Company had net income of $349,947, or $.08 per share, basic and diluted, compared to net income for Q1 of the prior fiscal year of $314,731, or $.07 per share, basic and diluted. This is an increase of 35,216 or 11% compared to the same period last year.

Current period earnings were impacted by approximately
$118,000 from a one-time charge to settle a legal matter. Excluding this charge, net of taxes, net income for the quarter would have been approximately $427,000 or $.10 per share.

Net earnings were also impacted by higher tax provisions of $188,433 compared to $55,541 last year, an increase of $132,892. Pretax earnings increased $168,108 or 45% compared to the same period last year.

David Robbins, President & CEO, stated, "We realized strong revenue growth from Commercial Products Group in several market segments, especially in SoC
(System on Chip) and handheld test instrumentation.
We are optimistic our financial performance in FY2005 will continue to reflect increased revenues and profitability over FY2004."

Micronetics, operating through its Defense Electronics
Group, designs and manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Operating through its Test Solutions and VCO Products Groups, Micronetics designs and manufactures test equipment and components that are utilized in, or test the strength, durability and integrity of communication signals in, military or communications equipment or systems. Micronetics serves a diverse customer base, including Aerosat, Alcatel, BAE Systems,
Boeing, EADS, Ericsson, Honeywell, L-3 Communications,
Lockheed Martin, Motorola, NEC, Northrop Grumman,
Raytheon, Southwest Research, Teradyne, Tektronix and Thales. Micronetics also operates through its wholly-owned subsidiaries, Enon Microwave, Inc.,
Microwave Concepts, Inc. and Microwave & Video
Systems, Inc.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, access to financial resources, future economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics' Annual Report on Form 10-KSB for its fiscal year ended March 31, 2004.

INCOME STATEMENT DATA
($000s omitted except per share data)

			      Quarter Ended June 30
			        2004          2003
                         -------       ------

Net sales                 3,379    	    3,026

Gross profit              1,540         1,264

Selling, general and
 administrative expenses    787           702

Other income                 19             2

Income before income taxes  538           370

Net income                  350           315

Net income per common share:
 Basic                    $ .08         $ .07
 Diluted                  $ .08         $ .07

Weighted average shares
 Outstanding:
 Basic                   4,287          4,457
 Diluted                 4,362          4,505


BALANCE SHEET DATA
($000s omitted)
	 			  June 30,     March 31,
				   2004         2004
                          -----         -----
Cash, cash equivalents and
 investments		  3,078        2,700
Working capital	        7,281        6,752
Total assets		 13,402	  12,964
Non-current liabilities   1,022        1,083
Shareholders' equity	 10,526        9,830

Contact:
Micronetics
David Robbins, President
603-883-2900 x310